Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 1-K Annual Report of our report dated March 11, 2022, relating to the consolidated financial statements of Lyons Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2021 and 2020. We also consent to the reference to our firm under the heading “Experts” in the Form 1-K Annual Report.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
Pittsford, New York
April 29, 2022